Calculation of Filing Fee Tables
S-8
TAKE TWO INTERACTIVE SOFTWARE INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	250,000,000		$ 250,000,000.00	0.0001531	$ 38,275.00
Total Offering Amounts:						$ 250,000,000.00		$ 38,275.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 38,275.00
Offering Note
[1]	The Deferred Compensation Obligations being registered are unsecured obligations of Take-Two Interactive Software, Inc to pay deferred compensation in the future pursuant to the Take-Two Interactive Software, Inc. Deferred Compensation Plan, as may be amended from time to time (the "Plan"). The amount registered is based upon an estimate of the amount of compensation to be deferred by participants under the Plan, estimated to be approximately $250,000,000, and is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A